Exhibit 10.62

[Matrix Pharmaceutical, Inc., Letterhead]

October 25, 1999

Mr. Michael Casey
Chairman and CEO
Matrix Pharmaceutical, Inc.

Dear Mike:

    The compensation Committee of the Matrix Pharmaceutical, Inc. Board of Directors has approved an amendment to the terms and conditions of your $500,000 loan outstanding from Matrix Pharmaceutical, Inc.

    The terms of your loan are hereby amended to provide for full forgiveness of any outstanding loan amount due Matrix Pharmaceutical, Inc. upon receipt of marketing approval from the FDA for IntraDose. All of the terms and conditions of your loan, including the existing loan forgiveness provisions, remain in full force and effect until such time as Matrix Pharmaceutical, Inc. receives final, non-contingent approval from the FDA to market IntraDose.

    This action was taken and approved by the compensation Committee of the Matrix Pharmaceutical, Inc. Board of Directors at the October 25, 1999 meeting, the minutes of which were accepted today by the full Board.

Sincerely,

/s/ J. Stephan Dolezalek
 Secretary of the Board of Directors